Exhibit 10.1

AGREEMENT BY AND BETWEEN REGEN BIOPHARMA, INC. AND SANTOSH KESARI

Agreement by and between Santosh Kesari (“Consultant”) , a natural person whose address is at 3525 Del Mar Heights Road #133, San Diego CA 92130 and Regen Biopharma, Inc. (“Company”) , a Nevada corporation whose address is 4700 Spring Street, St 304, La Mesa, California 91942.

It is agreed as follows:

1. SCOPE OF SERVICES

(a)	Consultant shall complete all experiments, procedures, studies and tasks described within that document entitled “ Dr. Kesari Lab-Regen BioPharma Collaborative Project-dCellVax FDA Requested Studies” (“Proposal”) attached to this Agreement as EXHIBT A and incorporated herein.
(b)	Consultant shall assist the Company in the preparation of an Investigational New Drug Application (“IND”) to be submitted to the United States Food and Drug Administration (“FDA”) with regard to the marketing of the Company’s proprietary product “DCellVax” as a treatment for gliomas such a assistance to be provided for a period of no less than twelve months from the execution date of this Agreement.

2. COMPENSATION

(a)	Consultant shall receive that number of common shares of the company, valued as of the closing price on the OTCBB as of the date of execution of this Agreement, which shall equal $66,000 USD (“Signing Shares”). In the event that the date of execution of this Agreement is not a Trading Day then the Signing Shares shall be valued as of the closing price on the OTCBB as of the latest complete Trading Day immediately prior to the execution of this Agreement. “Trading Day” shall mean any day on which the common shares of the Company are tradable for any period on the OTBB.
(b)	One half of the Signing Shares to be issued shall be registered under the Securities Act of 1933 on Form S-8.
(c)	Signing Shares shall be issued to the Consultant on or prior to the expiration of a two week period following the execution of this Agreement.
(d)	Upon completion of the studies described within Section 3 of the Proposal and successful demonstration of silencing of indolamine 2,3 deoxygenase in human dendritic cells Consultant shall be entitled to receive that number of common shares of the company, valued as of the closing price on the OTCBB as of the date that successful demonstration of silencing is presented to the Company by the Consultant (“Milestone Date”) , which shall equal $66,000 USD (“Milestone Shares”). In the event that the Milestone Date is not a Trading Day then the Milestone Shares shall be valued as of the closing price on the OTCBB as of the latest complete Trading Day immediately prior to the Milestone Date
(e)	One half of the Milestone Shares to be issued shall be registered under the Securities Act of 1933 on Form S-8.
(f)	Milestone Shares shall be issued to the Consultant on or prior to the expiration of a two week period following the Milestone Date.
(g)	Upon the date of submission to the FDA of a response, prepared by the Consultant, providing evidence of vitro and/or in vivo confirmation of efficacy of the human siRNA sequences proposed for the clinical trial with regard to IND# 16200 for a proposed Phase I/II clinical trial assessing safety with signals of efficacy of the dCellVax gene silenced dendritic cell immunotherapy for treating breast cancer ( “Response Date”) Consultant shall be entitled to receive that number of common shares of the company, valued as of the closing price on the OTCBB as of the Response Date which shall equal $66,000 USD (“Response Date Shares”). In the event that the Response Date is not a Trading Day then the Response Date Shares shall be valued as of the closing price on the OTCBB as of the latest complete Trading Day immediately prior to the Response Date.
(h)	One half of the Response Date Shares to be issued shall be registered under the Securities Act of 1933 on Form S-8.
(i)	Response Date Shares shall be issued to the Consultant on or prior to the expiration of a two week period following the Response Date.

3. NON DISCLOSURE

(a)	All information, whether in oral, written, graphic, electronic or other form, disclosed by the Company to the Consultant shall be deemed to be “Proprietary Information.” In particular, Proprietary Information includes, without limitation, any trade secrets, confidential information, ideas, inventions or research and development information; matters of a technical nature, including technology; notes, products, know-how, engineering or other data (including test data and data files); specifications, processes, techniques, formulae or work-in-process; manufacturing, planning or marketing procedures, clinical data and regulatory strategies or information; accounting, financial or pricing procedures or information, budgets or projections, or personnel or salary structure/compensation information; information regarding suppliers, clients, customers, employees, contractors, investors or investigators of the Company, information which has been designated in writing as confidential by the Company; programs, procedures (including operating procedures), processes, methods, guidelines, policies, proposals or contracts; computer software, data bases or programming; and any other information which, if divulged to a third party, could have an adverse impact on the Company, or on any third party to which it owes a confidentiality obligation. In addition, “Proprietary Information” includes any of the foregoing relating to the past, present or future operations, organization, projects, finances, business interests, methodology or affairs of any third party to which the Company owes a duty of confidentiality including, without limitation, the mere fact that the Company is or may be working with or for any client.
(b)	The obligations of confidentiality shall not apply to any Proprietary Information that was known by the Consultant at the time of disclosure to it by such Company, or that is independently developed or discovered by the Consultant after disclosure by such Company, without the aid, application or use of any item of such Company’s Proprietary Information, as evidenced by written records; now, or subsequently becomes, through no act or failure to act on the part of the Consultant, generally known or available; is disclosed to the Consultant by a third party authorized to disclose it; or is required by law or by court or administrative order to be disclosed; provided, that the Consultant shall have first given prompt notice to such Company of such required disclosure.
(c)	Consultant shall exercise due care to prevent the unauthorized use or disclosure of the Company’s Proprietary Information, and shall not, without the Company’s prior written consent, disclose or otherwise make available, directly or indirectly, any item of the Company’s Proprietary Information to any person or entity other than those employees, independent contractors or agents of the Consultant (collectively, “Representatives”), to the extent such Representatives reasonably need to know the same in order to evaluate such Proprietary Information, to participate in the business relationship between the parties, or to make decisions or render advice in connection therewith. Consultant shall advise its Representatives who have access to the Company’s Proprietary Information of the confidential and proprietary nature thereof, and agrees that such Representatives shall be bound by terms of confidentiality and restrictions on use with respect thereto that are at least as restrictive as the terms of this Agreement.
(d)	Consultant shall exercise due care to prevent the unauthorized use or disclosure of the Company’s Proprietary Information, and shall not, without the Company’s prior written consent, disclose or otherwise make available, directly or indirectly, any item of the Company’s Proprietary Information to any person or entity other than those employees, independent contractors or agents of the Consultant (collectively, “Representatives”), to the extent such Representatives reasonably need to know the same in order to participate in any business relationship between the parties, or to make decisions or render advice in connection therewith. Consultant shall advise its Representatives who have access to the Company’s Proprietary Information of the confidential and proprietary nature thereof, and agrees that such Representatives shall be bound by terms of confidentiality and restrictions on use with respect thereto that are at least as restrictive as the terms of this Agreement.
(e)	Consultant shall use the Company’s Proprietary Information solely for the purposes of performing his duties pursuant to this Agreement and shall not make any other use of the Company’s Proprietary Information without the Company’s specific written authorization.
(f)	All Proprietary Information of the Company (including all copies thereof) shall be and at all times remain the property of such Company, and all non-oral Proprietary Information of the Company which is then in the Consultant’s possession or control shall be destroyed or returned to the Company promptly upon its request at any time, and in any event, no later than 60 days following any expiration or termination of this Agreement.
(g)	Nothing in this Agreement shall be construed, by implication or otherwise, as a grant of any right or license to trademarks, inventions, copyrights or patents, as a grant of a license to either Consultant to use any of the Company’s Proprietary Information except as expressly set forth herein.
(h)	The provisions of Section 3 of this Agreement shall survive until such time as all Confidential Information disclosed hereafter becomes publically known and made generally available through no action or inaction of Consultant.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY

(a)	Company is a corporation duly organized, validly existing and in good standing under the laws of the state its incorporation and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.
(b)	The execution, delivery and performance of this Agreement by Company does not and shall not constitute Company’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which the Company is a party, or by which Company is or may be bound.

5. REPRESENTATIONS AND WARRANTIES OF CONSULTANT

(a)	Consultant has the requisite power and authority to enter into and perform his obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.
(b)	The execution, delivery and performance of this Agreement by Consultant does not and shall not constitute Consultant’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which the Consultant is a party, or by which Company is or may be bound.

6. RESTRICTED SECURITIES ACKNOWLEDGMENT

Consultant acknowledges that any securities issued pursuant to this Agreement that shall not be registered pursuant to the Securities Act of 1933 shall constitute “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, and shall contain the following restrictive legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.”

7. SPECIFIC PERFORMANCE

Any breach of this Agreement may result in irreparable damage to Company for which Company will not have an adequate remedy at law. Accordingly, in addition to any other remedies and damages available, Consultant acknowledges and agrees that Company may immediately seek enforcement of this Agreement by means of specific performance or injunction, without any requirement to post a bond or other security.

8. EXECUTION

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

 9. ENTIRE AGREEMENT

This Agreement constitutes a final written expression of all the terms of the Agreement between the parties regarding the subject matter hereof, are a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous Agreements, understandings, and representations between the parties.

10. SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement

11. GOVERNING LAW, VENUE, WAIVER OF JURY TRIAL

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Company	Consultant
By:/s/ David R. Koos	By:/s/Santosh Kesari
David R. Koos	Dr. Satosh Kesari
Chairman & CEO
Regen Biopharma, Inc.
Date: June 8, 2015	Date: May 13, 2015

EXHIBIT A

Dr. Kesari Lab-Regen BioPharma Collaborative Project

dCellVax FDA Requested Studies

April 2015

Background

Regen BioPharma has purchased a US patent and licensed Benitec Biopharma’s ddRNAi technology for the field of use of inhibiting indolamine 2,3 deoxygenase (IDO) in dendritic cells (DC) for the purpose of immune stimulation in cancer patients.

Through silencing of murine IDO in DC, Regen scientist Dr. Wei-Ping Min demonstrated inhibition of melanoma and breast cancer in the B16[1] and 4T1 models[2], respectively.

Based on these preclinical data, Regen BioPharma submitted an IND for treatment of breast cancer in patients that have failed conventional therapy. The FDA responded to this IND requesting “in vitro and/or in vivo confirmation of efficacy of the human siRNA sequences proposed for the clinical trial” before the clinical trial can be initiated.

The experiments proposed below are designed to demonstrate in vitro efficacy of human IDO siRNA in the human DC in vitro model. Upon completion of these experiments, the results will be submitte to the FDA for allowance to initiate clinical trials.

Objectives

•	Development and optimization of sensitive molecular methods (reverse transcriptase polymerase chain reaction (RT-PCR)) for detecting the IDO gene, initially in human cancer cells[3], which then will be transferred to human dendritic cells

•	Development and optimization of short interfering RNA (siRNA) sequences for effective silencing of IDO expression in cancer cells.

•	Application of IDO detection and silencing methodology to human DC (in vitro dCellVax).

•	Demonstration of in vitro augmentation of immunogenicity by IDO-silenced DC as compared to control DC

o	Mixed lymphocyte reaction
o	Cytokine Production (IL-4, IL-10, IL-12, IFN-gamma)
o	Increased Tryptophan, decreased kyneurinine in culture media

Rationale

Although the main role of the immune system is to protect the body from foreign pathogens, the immune system also requires a “regulatory” arm in order to prevent immune responses from destroying not only the pathogen, but also the body. Examples of unrestrained immune responses include autoimmune conditions, in which the immune system starts attacking the pancreas (Type 1 Diabetes), the nervous system (multiple sclerosis) or collagen protein in the joints (rheumatoid arthritis). A more severe example of unrestrained immune response is sepsis, where the immune activation against blood borne infections results in death of the patient. The immune system possesses regulatory cells, whose role in the body is to restrain immunity. One specific type of regulatory cell is the immature DC. While mature DC are known to be one of the most potent activators of immunity, in the immature state, DC actively suppress T cell activation. Immature dendritic cells are found in pregnancy to protect the fetus from maternal immune attack against proteins found on the fetus that are inherited from the father[4]. Immature DC are also found in tumors, and contribute to tumor escape from the immune system[5]. Other conditions associated with immune regulation such as viral infections[6], bacterial infections[7], and remission from autoimmune diseases[8] are associated with immature DC.

One of the main molecular mechanisms by which immature DC suppress the immune system is through high expression of the enzyme indolamine 2,3 deoxygenase (IDO). IDO was originally discovered in 1967 in the rabbit intestine and has been the object of renewed attention by immunologists in view of its capacity to act as an inducible negative regulator of T cell viability, proliferation, and activation during inflammation. In addition to potential in direct effects by IDO on APC function, IDO has been proposed to suppress T cells by degrading tryptophan and increasing the level of tryptophan degradation products (kynureneria and quinolinate). Both of these activities suppress T cell response by inducing T cell apoptosis.

It has been shown that immune suppression in cancer[9], pregnancy[10], and viral infection[11] can be overcome by chemical inhibition of IDO. Unfortunately, chemical inhibitors of IDO, to date, do not possess specificity towards IDO, and are associated with various side effects[12]. Additionally, administration of chemical inhibitors is not selective to immune cells, given that IDO possesses numerous functions, systemic administration of inhibitors is not likely to induce sufficient suppression of the enzyme where it is needed, in the tumor associated DC.

Induction of RNA interference (RNAi) by administration of siRNA represents a highly specific and efficient mechanism of blocking gene expression. As an endogenous viral defense mechanism, RNA interference (RNAi) uses a specific subset of enzymes that can bind and cleave homologous transcripts within mammalian and plant cells. Dr. Wei-Ping Min from the University of Western Ontario has previous used siRNA to silence immune-associated genes for the purpose of inducing immunomodulation in a publication with Dr. David Koos CEO of Regen BioPharma[13]. Whereas in the mentioned publication the gene for IL-12 was silenced in DC in order to inhibit immunity, Regen BioPharma believes that silencing of IDO in DC will stimulate cancer immunity.

Goals

1.	Establishment of assay system to detect IDO gene expression in human cancer cell lines

Cancer cell lines such as HeLa (cervical)[14] and MDA-MB-231 (breast)[15] have been published to express human IDO. RT-PCR methodology methodology with primers specific to human IDO in these cell lines. This methodology will allow for detection of the IDO gene. It is important to qualitatively establish detection of this gene so that we can quantify the level of gene silencing that is achieved by the siRNA sequences.

2.	Identification of novel human siRNA sequences silencing IDO

Sequences will be developed using bioinformatics algorithms, as well as based on prior literature. Approximately 10-20 sequences will be utilized to identify optimal silencing effect on cancer cell lines. (The use of cancer cell lines is to safe costs on given optimizing the detection and efficacy of silencing, dendritic cells are not ideal for screening experiments due to difficulty in expanding them).

3.	Application of optimized sequences to human DC

Once ideal sequences for detection of IDO and silencing elucidated, they will be applied to human DC. Gene silencing efficacy will be assessed by RT-PCR and immune stimulating ability will be assessed by ability to induce proliferation of allogeneic lymphocytes. This will be the human preclinical data that goes into the IND package.

Proposed Protocols

Stage 1 of Project: Quantification of IDO mRNA Detection

MDA-MB-231 human breast cancer cells will be obtained from American Type Tissue Culture (ATCC: Manassas, VA) and grown under fully humidified 5% CO2 environment with DMEM supplemented with 10% FBS, 2% sodium pyruvate, non-essential amino acids (2 mM), penicillin (100 units/ml), streptomycin (100 µg/ml), and glutamine (4 mM) (Gibco-BRL). HeLa cells will be grown under the same conditions with the exception that MEM will be used as the base media. Cells are passaged by trypsinization twice weekly or as needed based on 75% confluency. For some experiments IDO induction will be achieved by pretreatment with interferon gamma at a concentration of 1 IU/ml.

Total RNA will be isolated using the RNeasy Mini Kit (QIAGEN). Specifically, cells will be trypsinized and harvested at a concentration of 5-10 x 106 cells, as a cell pellet after washing in PBS an appropriate volume of Buffer RLT Plus will be added and the cells will be vortexted for 30 seconds. This will result in lysis of the cells, with the lysate then being spun at 3 minutes at 15000g. The supernatant is then removed and applied to a gDNA Eliminator spin column which is then placed in a 2 ml collection tube. Subsequently, the collected material is centrifuged for 30 s at ≥8000 x g (≥10,000 rpm). The column is discarded and the flow-through is saved. The same volume (usually 350 μl or 600 μl) of 70% ethanol is added to the flow-through that has been collected. Up to 700 μl of the sample, including any precipitate, is then added to an RNeasy spin column placed in a 2 ml collection tube and the tube is centrifuged for 15 s at ≥8000 x g. The flow-through is discarded. 700 μl of Buffer RW1 is then added to the RNeasy Mini spin column (in a 2 ml collection tube) and centrifuged for 15 s at ≥8000 x g. 500 μl of Buffer RPE is added to the RNeasy spin column and centrifuged for 15 s at ≥8000 x g. Subsequently 500 μl of Buffer RPE is added to the RNeasy spin column and centrifuged for 2 min at ≥8000 x g (≥10,000 rpm). The RNeasy spin column will then be placed in a new 1.5 ml collection tube. Approximately 30–50 μl RNase-free water is added directly to the spin column membrane and centrifuged for 1 min at ≥8000 x g to elute the RNA. Reverse transcription performed using Moloney murine leukemia virus reverse transcriptase (Promega) following the manufacturer's instructions. Reverse-transcribed products will be analyzed on a Mastercyler Ep Realplex (Eppendorf) using the QuantiFast SYBR Green PCR Kit (QIAGEN) according to the manufacturer's instructions.

As gene-specific primers, the following oligo-DNAs will be assessed

a)	Forward (5′-3′): IDO, GGTCATGGAGATGTCCGTAAGGT
b)	Forward 5′-GGAAATAGCAGCTGCTTCTGCA-3′; IDO reverse, 5′-CTCCTCAGGGAGACCAGAGCTT3′
c)	Forward 5′-tgccaaatccacaggaaaat-3′, reverse: 5′-gtttgccaagacacagtctg-3′;
d)	Forward 5′-caaatccacgatcatgtgaacc-3′, reverse: 5′-agaacccttcatacaccagac-3′,
e)	Forward 5′-GGAAATAGCAGCTGCTTCTGCA-3′; reverse 5′-CTCCTCAGGGAGACCAGAGCTT-3′
f)	Forward 5’ TTCAGTGCTTTGACGTCCTG; reverse 5’ TGGAGGAACTGAGCAGCAT

As an internal control β-actin mRNA was also amplified using the following primers: β-actin forward, 5′-ATCTGGCACCACACCTTCTACAATGAGCTGCG-3′; β-actin reverse, 5′-CGTCATACTCCTGCTTGCTGATCCACATCTGC-3

PCR products will be size-separated on a 1.5% agarose gel; expression levels normalized to the GAPDH mRNA product, and will be visualized by SYBR Safe DNA gel staining (Invitrogen).

A minimum of 3 independent experiments will be performed per sequence assessed. If inducible expression is not observed, sequences will be modified using internal algorithms, as well as variations in cycle number and annealing/reannealing temperatures.

Anticipated Results: Sequences from the proposed sequences will possess varying ability to detect mRNA. This will be used as the test system for human IDO expression. We anticipate significantly higher expression of IDO mRNA in cells that have been pretreated for 48 hours with Interferon Gamma, based on previous publications[16].

Stage 2 of Project: Identification of novel human siRNA sequences silencing IDO.

HeLa and MDA cells either growing in stable conditions or pretreated with 1 IU/ml of interferon gamma for 48 hours under conditions identified in stage 1 of the project to induce maximal expression of the IDO gene.

Various siRNA sequences will be tested that have been previously shown to inhibit IDO or have been generated based on gene-specific algorithms. To prepare the modified siRNA duplexes, complementary strands were mixed at equal concentrations, then heated at 70° for 1 min and allowed to anneal at 37° for 30 min. Successful annealing will be assessed with polyacrlamide gel electrophoresis.

Specific sequences tested will include:

sense strand

  5′-TAATACGACTCACTATAGCCGTGAGTTTGTCCTTTCAA-3′
  5′-TTGAAAGGACAAACTCACGGCTATAGTGAGACGTATTA-3′
  5′-UCACCAAAUCCACGAUCAUUU-3’
  5′-UUUCAGUGUUCUUCGCAUAUU-3’
  5′-GUAUGAAGGGUUCUGGGAAUU-3′
  5′-GAACGGGACACUUUGCUAAUU-3′

DNA oligonucleotides for the anti-sense strand

  5′-TAATACGACTCACTATAGAAAGGACAAACTCACGGACT-3′
  5′-AGTCCGTGAGTTTGTCCTTTCTATAGTGAGACGTATTA-3′
  5′-PUAUGCGAAGAACACUGAAAUU-3′
  5′-PUAUGCGAAGAACACUGAAAUU-3′
  5′-PUUCCCAGAACCCUUCAUACUU-3′
  5′-PUUAGCAAAGUGUCCCGUUCUU-3′

Cells will be transfected using the Amaxa Nucleofector Kit V (Amaxa biosystems, Koeln, Germany). Briefly, 3 * 105 cells were resuspended in 100 µl of the nucleofector solution V and mixed with 1.5 µg of siRNA, then electroporated using program V005. Alternatively, lipofectamine based transfection may be utilized depending on efficacy.

Suppression of IDO gene expression will be assessed using the method identified as most sensitive from Project Stage 1.

Anticipated Results: These experiments will provide ideal siRNA sequences for silencing of the IDO gene. These sequences will be utilized as the basis of silencing IDO in DC in the next Stage of the project.

Stage 3 of Project: Application of optimized sequences to human DC.

DC will be generated from peripheral blood of healthy volunteers. Peripheral blood mononuclear cells (PBMC) will be purified from heparinized blood on lymphoprep cushions (LSM; Organon Teknilra Corp., Rockville, MD) and resuspended in RPMI-10% FCS, and allowed to adhere to 6-well plates (Costar Corp., Cambridge, MA). After 2 h incubation at 37 Celsius, the nonadherent cells will be removed and the adherent cells will subsequently be washed in phosphate buffered saline (PBS), followed by detachment by incubation with Mg 2+ and Ca 2+ free PBS containing 0.5 mM EDTA at 37 Celsius. The adherent fraction is subsequently cultured at 3 x 10(6)/ml in RPMI-10% FCS supplemented with 50 ng/ml GM-CSF and 1,000 U/ml IL-4. Media is changed every 2 days for a total of 8 days culture. DC will be isolated by positive selection for CD83 and subsequently exposed to IFN-gamma on day 6 of culture. The siRNA sequences identified in Stage 2 of the project will be utilized. IDO gene expression will be assessed by RT-PCR using primers identified in Stage 1 of the project.

Successfully silenced DC will be assessed for immunological responsiveness by ability to stimulate mixed lymphocyte reaction

Dendritic Cell Isolation from Human Blood – Adherent Method

Materials:

Reagent	Vendor	Cat#	Amount	Price
Recombinant Human IL-4 CF	RND Systems	204-IL-010/CF	1 mg	$4,300
			10 µg	$205
			50 µg	$679
Recombinant Human GM-CSF	RND Systems	215-GM-010/CF	10 µg	$219
			50 µg	$799
RPMI 1640 with L glutmine and 25mM HEPES buffer	Life Technologies	22400-105	10x 500ml	$271
RPMI 1640 with L glutamine	Life Technologies	11875-119	10x 500ml	$188
HEPES Buffer	Life Technologies	15630-106	20 ml	$18.50
Beta-mercaptoethanol	Sigma	M3148-25ML	25 ml	$15.30
6 well plates	Fisher Scientific	08-772-1B	50 plates	$118.03
50 ml Centrifuge Tube	Fisher Scientific	1443222	500 tubes	$333.65
Penicillin-Streptomycin (100x)	Life Technologies	15140-122	100 ml	$18.91
Human Albumin Solution 25%	Gemeni Bio Products	800-120	50 ml	$95
Human Serum AB (Heat Inactivated)	Gemeni Bio Products	100-512	100 ml	$159
Trypan BLue 0.4%	Sigma	T8154-20ML	20 ml	$5

Reagents to Prepare:

IL-4 Reconstitution:

Reconstitute in PBS with 8% Human Albumin Solution to a final concentration of 20µg/ml.

(Example: We reconstituted 10µg of IL-4 in 500µL of solution)

GM-CSF Reconstitution:

Reconstitute in PBS with 8% Human Albumin Solution to a final concentration of 20µg/ml.

(Example: We reconstituted 10µg of IL-4 in 500µL of solution)

Dendritic Cell Culture Media (keep at 37C for culture):

RPMI 1640 w/ L-glutamine

25mM HEPES

1% Pen Strep

5% Human Serum AB

50 µM BME (optional)

Before culture make sure to filter with a 0.22µm filter to remove bacterial contaminants

200ml PBS (1x) – for washing platelets out of supernatant following ficoll separation

Procedure:

1.	Obtain 10ml of blood sample
2.	Dilute 1:1 in PBS warmed to RT
3.	Place remaining ~180ml PBS on ice
4.	Underlay 10ml Ficoll
a.	Slow down pipette aid to minimize disruptance to interphase layer.
b.	Be careful of air bubbles that could disrupt layer
5.	Carefully transfer tube into centrifuge being careful not to disrupt interphase layer
a.	Spin at 2000RPM, 20min, no brakes @RT
b.	After spin is completed set temperature on centrifuge to 4C
6.	Remove interphase layer and transfer to new 50ml conical
a.	Optional tips: removing the upper layer (containing PRP) for easier access to interphase layer – this allows you to use a P1000 pipette instead of a pipette aid for greater accuracy
7.	Add PBS (on ice or 4C) to solution containing interphase layer to bring the total volume to 50ml
8.	Centrifuge at 1500RPM, 10min, brakes on @4C
9.	Inspect clarity of supernatant, repeat wash cycles (900RPM, 10min, no brakes, @4C) until supernatant is clear (typically 3 wash cycles completed)
10.	Aspirate supernatant and resuspend in 1ml DC Culture Media at 4C
11.	Take 10µL of cell suspension and count using a hemocytometer to determine the number of wells necessary for culture (approximately 2 million mononuclear cells per well)
a.	Add trypan blue to check cell viability
12.	Plate 6 million cells per well with 3mL warmed DC media per well
13.	Place 6 well plate in incubator at 37C, 5% CO2 for 1 hour
14.	After hour incubation is complete, aspirate supernatant leaving behind adherent cells, wash 4 times with warm PBS
15.	Replace with fresh DC Culture Media with 3ml per well
16.	IL-4 concentration
a.	Desired final concentration 10ng/ml
b.	Therefore given a stock solution of 20µg/ml, alloquat 3µL per well
17.	GM-CSF concentration
a.	Desired final concentration 50ng/ml
b.	Therefore given a stock solution of 20µg/ml, alloquat 15µL per well
18.	Place 6 well plate back in incubator at 37C with 5% CO2
19.	On day 2 after isolation procedure, replace cytokines
20.	On day 4 after isolation procedure, replace cytokines
21.	On 5th day, add maturation signal for 2 days
a.	10 ng/ml Lipopolysaccharides for 24 hours

[1] Zheng et al. J Immunol. 2006 Oct 15;177(8):5639-46.

[2] Zheng et al. Int J Cancer. 2013 Feb 15;132(4):967-77.

[3] Cancer cell lines are initially used to allow for rapid screening without the need for continual supply of blood

[4] Bartmann et al. Am J Reprod Immunol. 2014 Feb;71(2):109-19.

[5] Klatka et al. Oncol Rep. 2012 Jul;28(1):207-17

[6] Jin et al. J Virol. 2009 May;83(10):4984-94.

[7] Latchumanan et al. Tuberculosis (Edinb). 2005 Sep-Nov;85(5-6):377-83.

[8] Pellegrini et al. Neuroimmunomodulation. 2005;12(4):220-34.

[9] Chen et al. J Immunol. 2008 Oct 15;181(8):5396-404.

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